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                                                                    Exhibit 23.1


                 CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1999 Equity Incentive Plan, 1999 Non-Employee Directors' Stock Option Plan and the 1999 Employee Stock Purchase Plan of Scientific Learning Corporation of our report dated January 15, 1999 with respect to the financial statements of Scientific Learning Corporation as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 included in the Registration Statement (Form S-1, No. 333-77133), as amended, and the related Prospectus of Scientific Learning Corporation, filed with the Securities and Exchange Commission.

                                                           /s/ Ernst & Young LLP


Walnut Creek, California
September 14, 1999